EXHIBIT 10.18

TIME BROKERAGE (LOCAL MARKETING) AGREEMENT

This Time Brokerage (Local Marketing) Agreement (“Agreement”), dated as of April 5, 2002, is made and entered into by and between El Dorado Communications, Inc., a California corporation (“Broker”), and Liberman Broadcasting of Houston, Inc., a California corporation (“Programmer”).

WHEREAS, Programmer is in the business of producing and transmitting radio broadcasting in the Houston, Texas market;

WHEREAS, Broker is party to that Time Brokerage (Local Marketing) Agreement dated as of August 1, 1995, as amended (the “LMA”) by and between Broker and Artlite Broadcasting Co., Inc., a Texas corporation (“Licensee” or “Company”), the licensee of KEYH(AM), Houston, Texas (“Station”);

WHEREAS, Programmer desires to provide programming to be transmitted on the Station pursuant to the provisions hereof and pursuant to the applicable regulations of the Federal Communications Commission (the “FCC”);

WHEREAS, Broker desires to grant Programmer, and Programmer wishes to obtain from Broker, Broker’s rights under the LMA to provide programming to be transmitted on the Station pursuant to the provisions hereof, subject to the terms of the LMA and pursuant to the applicable regulations of the FCC;

WHEREAS, Licensee has consented to Broker and Programmer entering into a time brokerage (local marketing) agreement with respect to the Station.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the Parties, intending to be legally bound, agree as follows:

1. Facilities.

(a) Except as described in Paragraph 1(b), 10 and 12, beginning on the Effective Day (as defined below) Broker agrees to broadcast on the Station, or cause to be broadcast, for the period permitted by the FCC, up to twenty-four (24) hours per day, seven (7) days per week, Programmer’s programs and advertisements (the “Programs”) as described in Attachment I hereto. The Effective Date shall be 12:01 a.m. on May 20, 2002 or such other date as may be mutually agreed upon in writing by the parties; provided, however, that Programmer’s obligations hereunder shall not commence unless Broker shall be in compliance with its obligations under the AM Asset Purchase Agreement with respect to this Agreement.

(b) Programmer acknowledges that Company has, as it acknowledged in Section 1(b) of the LMA, an obligation to broadcast public affairs type programs that meet the needs and interests of its service area. Programmer acknowledges that Company will maintain sole responsibility for the ascertainment of the needs of its community of license and surrounding area and for the production and/or acquisition of public affairs programming responsive to those needs. Programmer acknowledges that Company shall have the sole responsibility to decide the scheduling of those programs subject to the requirement that it consult with Broker as to the scheduling thereof. Broker shall consult with Programmer prior to responding to Company with respect to such consultation and shall comply with Programmer’s reasonable directions with respect thereto. On a quarterly basis, Broker shall provide to Programmer the schedule provided to Broker from Company for the public affairs programs to be broadcast during that upcoming quarter.

(c) Broker will use its best efforts to enforce its rights under the LMA and will perform all of its obligations under the LMA and any other agreements relating to the station, in each case, at all times during the term hereof; provided, however, that Broker shall not be deemed to have violated this Section 1(c) if its inability to comply with its obligations under the LMA result from Programmer’s breach of its obligations hereunder. Broker shall take no action to terminate, or otherwise modify the expiration date of, the LMA prior to the termination of this Agreement.

2. Payments.

From and after the Effective Date, Programmer shall pay Broker the payments as set forth on Attachment II hereto. All payments shall be made in advance in equal monthly installments due no later than the first (1st) day of each calendar month during the term of this Agreement; provided, however, that on or before the Effective Date, Programmer shall have paid to Broker a prorated monthly payment for the month in which the Effective Date occurs as calculated based upon the number of days in such month falling on and after the Effective Date as a percentage of the total days in such month and multiplied by the monthly payment set forth on Attachment II hereto. The parties shall similarly prorate the amount due for the last month of this Agreement in the event that this Agreement is terminated other than on the last day of a calendar month with Broker refunding to Programmer the amount of such proration within five (5) business days or, if this Agreement terminates upon consummation of the transactions contemplated by the AM Asset Purchase Agreement, Broker shall, at its election, either credit such amount against the amounts due from Programmer to Broker on the KEYH Closing Date (as defined in the AM Asset Purchase Agreement) or refund such amount to Programmer on the KEYH Closing Date. All monthly payments shall be by check.

3. Term.

The term of this Agreement shall be for a period beginning on the date first above written and expiring upon the earlier of (x) the KEYH Closing Date (as defined in the AM Asset Purchase Agreement), (y) termination of the AM Asset Purchase Agreement or (z) the expiration of the LMA; provided, however, that, in the event that the term on this Agreement does not end on either (x) the KEYH Closing Date or (y) termination of the AM Asset Purchase Agreement, in the event that the term of the LMA is extended beyond January 31, 2004, Programmer shall have the right to terminate this Agreement at any time thereafter by giving notice to Broker, which notice shall specify an effective date which is not less than three months from the date on which the notice is given. Broker shall promptly give notice to Programmer of any extension of the LMA.

4. Programs.

Programmer shall furnish or cause to be furnished the artistic personnel and material for the Programs as provided by this Agreement and all Programs shall be in good taste and in accordance with the FCC’s requirements; provided, however, that no Program shall be deemed to fail to be in good taste or not in accordance with the FCC’s requirements unless, in either case, it is so determined by Company pursuant to the LMA; provided, further, that at Programmer’s direction, Broker shall contest any such determination by Company. All advertising spots and promotional material or announcements shall comply with all applicable federal, state and local regulations and policies.

5. Competing Products.

Programmer will endeavor to maintain appropriate separations between commercials for competing advertisers or products.

6. Handling Of Public Comments.

Broker shall be advised promptly by Programmer after Programmer becomes aware of any written public or FCC complaint or written inquiry concerning programs provided by Programmer.

7. Programming And Operations Standards.

Programmer agrees to abide by the standards set forth in Attachment III in its programming and operations. Programmer further agrees that, if in the sole judgment of Company or its Station general manager, as conveyed to either Broker or Programmer, Programmer does not comply with said standards, Company may suspend or cancel any program not in compliance by exercising its rights under the LMA to suspend or cancel programs provided by Broker. If Company notifies Broker that it is suspending or canceling any of Programmer’s Programs, Broker shall give notice thereof to Programmer on the date such notice is received by Broker if Broker does not know with certainty that Programmer is already aware of such suspension or cancellation of such Programs.

8. Operational Expenses.

As Company is responsible pursuant to the LMA for paying all the costs of operating the Station, including but not limited to, the expenses of hiring employees to comply with applicable FCC requirements and utilities, insurance, and music licensing fees, the parties agree that Programmer will not be responsible for such costs; provided, however, that Programmer shall be required to pay for any utility expenses at Programmer’s studio to the extent that Company is not responsible for such expenses pursuant to the LMA and shall be required to pay for Programmer’s insurance to the extent that Company is not responsible for such expenses pursuant to the LMA. At Programmer’s request, Broker shall use its best efforts to cause Artlite to file new agreements with the music licensing organizations in order to reflect the change in the Station’s format. Programmer will be responsible for paying the costs of purchasing the Programs and for the expenses incurred in the sale of advertising time by Programmer. Broker will request from Company documentation adequate to demonstrate that

Company is current in its payment to all of its creditors whose services are used in connection with the operation of the Station and will deliver such documentation to Programmer promptly after delivery by Company.

9. Sale Of Advertising Time.

Programmer is permitted to sell all advertising for Programs it provides to Company through the Broker and may sell such advertising in combination with the sale of advertising on any other stations owned or operated by Programmer and will retain all revenues from the sale of such advertising. Programmer acknowledges that Company is permitted to sell all advertising available on public affairs programs and will retain all revenues from the sale of such advertising. To the extent that Broker has received prepayment for advertising time for periods following the Effective Date, Broker shall disclose such prepayments to Programmer on or prior to the Effective Date and such prepayments shall be deducted from the amounts due to Broker pursuant to Section 2 of this Agreement. All information provided to Programmer prior to the Effective Date, pursuant to the terms of the AM Asset Purchase Agreement, shall accurately reflect all advertisements scheduled following the Effective Date. If advertisers whose advertisements air on the Station on or after the Effective Date make payments to Broker rather than to Programmer with respect to such advertisements, Broker shall hold such amounts in trust for Programmer, shall promptly notify Programmer of the receipt of such funds and shall forward such amounts to Programmer within five (5) business days. If advertisers whose advertisements aired on the Station prior to the Effective Date make payments to Programmer rather than to Broker with respect to such pre-Effective Date advertisements, Programmer shall hold such amounts in trust for Broker, shall promptly notify Broker of the receipt of such funds and shall forward such amounts to Broker within five (5) business days. If Broker fails to forward such amount to Programmer within five (5) business days, Programmer shall have the right to set such amounts off against the payments due under Section 2 hereunder with amounts subsequently paid by Broker being reimbursed by Programmer.

10. Operation Of Station.

Programmer acknowledges that notwithstanding anything in this Agreement to the contrary, Company shall have full authority and power over the operation of the Station during the period of this Agreement. Programmer acknowledges that Company retains control in its reasonable discretion over the policies, programming and operations of the Station, including without limitation, the right without penalty to decide whether to accept or reject any programming or advertisements, the right without penalty to preempt or delay or delete any programs which Company reasonably believes to be unsatisfactory, unsuitable or contrary to the public interest or in order to broadcast a program deemed by Company to be of greater national, regional, or local interest, and the right without penalty to take any other actions necessary for compliance with the laws of the United States, the State of Texas, and the rules, regulations and policies of the FCC.

11. Personnel.

Programmer shall employ and be responsible for the salaries, taxes, insurance and related costs for all of its personnel, including its personnel used in the production of its

Programs and its personnel used in the sale of advertising time. Programmer acknowledges that Company pursuant to the LMA shall provide and pay for the general manager of the Station, who shall report to and be accountable solely to Company and who shall direct the day-to-day operation of the Station. Programmer acknowledges that Company pursuant to the LMA shall also employ such personnel as Company, in its sole discretion, deems necessary to be responsible for the public affairs programming broadcast on the Station, to comply with FCC rules and record keeping to ensure that the technical operations of the Station are consistent with the Station’s license and FCC rules and to provide managerial and staff support for the Station’s main studio. Programmer acknowledges that Company pursuant to the LMA shall be responsible for the salaries, taxes, insurance and related costs for all the Company’s or Broker’s personnel under their respective employ. At any time after the date first set forth above, Programmer shall have the right to hire Broker’s traffic manager (the “Traffic Manager”); provided, however, that, if Programmer hires the Traffic Manager during the period prior to the Effective Date, Programmer shall make the Traffic Manager available to Broker to continue to perform traffic functions for Broker prior to the Effective Date; provided, further, that Programmer shall incur no liability related to, and Broker hereby waives any claim against Programmer with respect to, the Traffic Manager’s performance of functions for Broker.

12. Special Events.

Programmer acknowledges that Company pursuant to the LMA reserves the right in its discretion, and without liability, to preempt, delay or delete any of the Programs provided by Broker and the Programmer in favor of other programming which, in Company’s judgment, is of greater local or national importance. In all such cases, Broker will use its best efforts to give Programmer reasonable notice once it learns of Company’s intention to preempt such broadcast or broadcasts, and in the event of such preemption, Programmer’s monthly payment shall be reduced as further described in Attachment II, Paragraph 2 hereto.

13. Station Facilities.

(a) Broker, through its rights under the LMA, its other arrangements with Licensee and its ownership or other rights in the equipment necessary for the operation of the Station, shall provide all facilities necessary for the operation of the Station’s transmission facilities, at no additional costs to Programmer, at all times during the term of this Agreement; provided, however, that (i) Programmer shall be entitled to provide its programming, at its election from time to time, either to the existing microwave facilities at 1980 Post Oak Boulevard or to the Station’s Towers (as defined in the AM Asset Purchase Agreement) by telephone or microwave or such other means as Programmer deems appropriate, or (ii) if Broker’s facilities at 1980 Post Oak Boulevard are no longer available to Broker, Broker shall, and shall use its best efforts to cause Company to, accommodate receipt of Programmer’s programming in a manner acceptable to Programmer, at Broker’s or Company’s expense. Broker shall be responsible for all related maintenance and upkeep costs.

(b) Throughout the term of this Agreement, Broker shall, or shall cause Company to, pursuant to its rights under the LMA and other agreements between Broker and Licensee or its affiliates, operate the Station with the maximum authorized facilities. To the full extent that Broker can control the timing thereof, any necessary maintenance work affecting the operation of the Station and resulting in a reduction of transmitter power to less than 90% of the licensed power corresponding to the mode that is the daypart in question shall be scheduled upon as much prior notice to the Broker as practicable. Payments by Programmer for pre-empted periods for ordinary course maintenance requiring preemption for a period of six or more hours shall be refunded as set forth in Attachment II, Paragraph 2 hereto.

(c) If the Station suffers loss or damage to its transmission facilities for any cause other than one governed by Section 13(d), which results in the decrease in the station’s operating power to less than 90% of the licensed power corresponding to the mode that is the daypart in question, Broker shall notify Programmer within two (2) hours and shall undertake or shall cause Company, pursuant to Broker’s rights under the LMA, to undertake such repairs as necessary to restore the operation of the Station within five (5) days from the occurrence of such loss or damage. If Broker and/or Company fails to return the Station to normal operations with such five (5) day period, Programmer will be entitled to decrease the payments called for in Section 2, for the period of reduced power, in proportion to the loss of power to less than 90% of the licensed power corresponding to the mode that is the daypart in question. If Broker and/or Company fails to accomplish that result within sixty (60) days, Programmer may terminate this Agreement upon ten (10) days notice to Broker. Alternatively, Programmer may, at its sole option, if requested by Company, make any such necessary repairs and offset the costs thereof from the next payment or payments due Broker under this Agreement or under its purchase commitments relative to the Station.

(d) Programmer acknowledges that failure or impairment of facilities or any delay or interruption in broadcasting Programs, or failure at any time to furnish facilities, in whole or in part, for broadcasting, due to acts of God, strikes or threats thereof of force majeure or due to causes beyond the control of Broker, shall not constitute a breach of this Agreement and Broker will not be liable to Programmer, except to the extent of allowing in each such case an appropriate payment credit for time or broadcasts not provided as further described in Attachment II, Paragraph 2 hereto. Programmer shall not be required to make payments to Broker for periods covered by the force majeure event.

14. Right To Use The Programs.

The right to use the Programs provided by Programmer, and to authorize their use in any manner whatsoever, shall be and remain vested in Programmer.

15. Payola.

Programmer agrees that Programmer will not accept any compensation of any kind or gift or gratuity of any kind whatsoever, regardless of its value or form, including, but not limited to, a commission, discount, bonus, materials, supplies or other merchandise, services or labor, whether or not pursuant to written contracts or agreements between Programmer and merchants or advertisers, unless the payer is identified in the programs as having paid for or furnished such consideration in accordance with FCC requirements. Upon request from Broker, Programmer agrees annually to execute and provide Company with a Payola Affidavit, substantially in the form which is provided as Attachment IV hereto.

16. Compliance With Law.

(a) Programmer agrees that throughout the term of this Agreement Programmer will comply with all laws and regulations applicable in the conduct of Company’s business. Broker will comply with all applicable FCC rules, regulations and policies including, but not limited to, political advertisements, sponsorship identification, lottery and contests rules, and other local, state and federal laws, rules and regulations; provided, however, that Broker shall not be deemed to have violated this obligation if its inability to comply with this obligation result from Programmer’s breach of any such rules and regulations in the performance of its rights and obligations hereunder. Broker and Programmer may, and will permit Company to, file this Agreement with the FCC, if required to do so under the FCC rules or policies and Broker and Programmer may, and will permit Company to, place a copy of this Agreement in the public file for their respective stations, if required by FCC rules.

(b) If the FCC files, indicates intention to file, issues, or indicates its intention to issue an Order to Show Cause, Notice of Apparent Liability or commences or indicates its intention to commence an action against or an investigation of the Company, Broker will provide notice to Programmer promptly upon its being notified by Company of the same. Programmer will cooperate with the Broker and the Company in taking all reasonable actions to obtain removal or rescission of such action, notice, order or investigation.

(c) For purposes of Section 73.3555, Note 2(k)(3) of the FCC rules, Broker certifies that the LMA complies with the provisions of Section 73.3555(a), 73.3555(c) and 73.3555(d) of the FCC rules and Programmer certifies that this Agreement complies with the provisions of Section 73.3555(a), 73.3555(c) and 73.3555(d) of the FCC rules. Broker and Programmer note that Licensee has certified, in connection with the LMA, that it maintains ultimate control over the station’s facilities, including specifically control over station finances, personnel and programming.

17. Indemnification.

(a) Scope. Each party shall forever protect, save, defend and keep the other party harmless and indemnify said other party against and from any and all claims, demands, losses, costs, damages, suits, judgments, penalties, expenses and liabilities of any kind or nature whatsoever arising directly or indirectly out of acts, omissions, negligence or willful misconduct of the said party, its employees or agents in connection with the performance of this Agreement. However, Programmer shall not be liable for nor responsible to indemnify Broker or the Company for the following: (1) damages arising out of mistakes, omissions, interruptions, delays, errors or defects in transmissions caused by the negligence or acts or omissions of Company or the Broker or its employees, contractors or agents; (2) damages arising out of the failure of equipment not provided by Programmer or not under its control; or (3) damages caused by acts of God, sabotage, vandalism, or negligence or acts or omissions of any third party.

(b) Procedure. Where indemnification is sought by a party (the “Claiming Party”), (a) it shall notify the other party (the “Indemnifying Party”) promptly of any claim to which the indemnification relates; (b) upon the Indemnifying Party’s written acknowledgement of its obligation to indemnify in such instance, in form and substance satisfactory to the Claiming

Party, the Claiming Party shall afford the Indemnifying Party the opportunity to participate in and, at the option of the Indemnifying Party, control, compromise, settle, defend or otherwise resolve the claim or litigation (and the Claiming Party shall not effect any such compromise or settlement without prior written consent of the Indemnifying Party); and (c) the Claiming Party shall cooperate with the reasonable requests of the Indemnifying Party in its above-described participation in any compromise, settlement, defense or resolution or litigation.

18. Events of Default.

The following shall, after the expiration of the applicable cure periods, constitute Events of Default under the Agreement:

(a) Non-Payment. Programmer’s failure to timely pay the consideration provided for in Paragraph 2 hereto, where such failure continues beyond the expiration of the cure period set forth in Section 18(d) below.

(b) Default In Covenants. Programmer or Broker shall default in the observance or performance of any material covenant, condition or agreement contained herein, where such default continues beyond the expiration of the cure period set forth in Section 18.4 below.

(c) Breach of Representation. Any representation or warranty herein made by Programmer or Broker, or in any certificate or document furnished to Programmer or Broker pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect as of the time made or furnished.

(d) Cure Periods. An Event of Default other than a regularly scheduled payment due by Programmer to Broker, shall not be deemed to have occurred until thirty (30) business days after the non-defaulting party has provided the defaulting party with written notice specifying the event or events that if not cured would constitute an Event of Default and specifying the actions necessary to cure within such period. An Event of Default that involves a failure to make a regularly scheduled payment by Programmer to Broker, shall not be deemed to have occurred until ten (10) business days after the non-defaulting party has provided the defaulting party with written notice specifying the event or events that if not cured would constitute an Event of Default and specifying the actions necessary to cure within such period. This period may be extended for a reasonable period of time if the defaulting party is acting in good faith to cure and such delay is not materially adverse to the non-defaulting party.

19. Termination.

(a) Default. Either party may terminate if the other party has caused an Event of Default to occur.

(b) FCC Prohibitions. Either party may terminate this Agreement if the FCC determines that the Agreement is not consistent with Broker’s obligations as a party to the LMA or Company’s obligations as licensee of the Station and the parties cannot reform the Agreement to satisfy the FCC’s concerns. Notwithstanding the foregoing, the parties agree to make good faith efforts to reform this Agreement under such circumstances. The party that causes the problem shall be responsible for the damages of the other. Any disputes under this clause shall be submitted to binding arbitration as provided herein.

(c) Obligations Upon Termination. In the event of termination, Programmer shall pay to the Broker any fees due but unpaid as of the date of termination unless prohibited by the FCC, and Broker shall reasonably cooperate with Programmer to the extent permitted to enable Programmer to fulfill advertising or other programming contracts then outstanding, in which event Broker shall receive as compensation for the carriage of such advertising or programming that which otherwise would have been paid to Programmer thereunder.

20. Representations; Warranties; And Certain Covenants

The parties hereto make the following representations, warranties and covenants to the other, as applicable:

(a) Organization and Authority. Broker is legally qualified, empowered, and able to carry out all of the transactions contemplated hereby under the LMA or other agreements governing its rights to the Station. Programmer has the authority to transmit the Programs listed on Attachment I hereto to the Broker and Programmer is legally qualified, empowered, and able to carry out all of the transactions contemplated hereby. All corporate actions necessary to be taken by or on the part of Broker and Programmer in connection with the transactions contemplated by this Agreement have been duly and validly taken, and this Agreement has been duly and validly authorized, executed, and delivered by Broker and Programmer and constitutes the legal, valid and binding obligation of Broker and Programmer, enforceable in accordance with and subject to its terms.

(b) Compliance with Law. Broker will comply with all the terms of the LMA or other agreements governing its right to the Station. Except as otherwise stated herein, no consent, approval, or authorization by or filing with any governmental authorities on the part of Programmer or Broker is required prior to undertaking the transactions contemplated herein. None of the attendant contracts and undertakings, nor the carrying out of any of the provisions of this Agreement, will result in any violation of or be in conflict with any judgment, decree, order, statute, rule or regulation of any governmental authority applicable to Programmer or Broker. Broker has obtained Company’s written consent to Programmer and Broker entering into a time brokerage (local marketing) agreement with respect to the Station.

(c) EAS Facilities. Broker will further use its rights under the LMA to maintain, or have Company maintain, at Company’s expense a dial-up remote control device which satisfies FCC requirements for remote control operation and which is capable of controlling all the Station’s EAS functions.

(d) Litigation and Claims. No litigation, proceeding, complaint, investigation or controversy is pending by or before any court or regulatory agency or to the knowledge of parties is threatened that is material to this transaction, and there is no basis known to either party for any such litigation, proceeding, controversy or claim.

(e) Music Licenses. Broker will use its rights under the LMA to cause Company to secure and maintain all music licenses from performers’ rights organizations, including, but not limited to, ASCAP, BMI, and SESAC, that are necessary for the legal operation of the Station and to maintain such licenses in good standing. To the extent Broker must pay under the LMA, during the term of the Agreement Programmer agrees to pay for all music licenses in connection with the operation of the Station under the LMA.

(f) Compliance with LMA; Other Agreements. The performance by Programmer of its obligations hereunder in accordance with the terms hereof would not cause Broker to violate either the LMA or the terms of any other agreement between Broker and any third party, including Company, with respect to the Station.

21. Modification and Waiver.

No modification or waiver of any provision of this Agreement shall in any event be effected unless the same shall be in writing, and then such waiver and consent shall be effective only in the specific instance and for the purpose for which given.

22. No Waiver; Remedies Cumulative.

No failure or delay on the part of Programmer or Broker in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Programmer and Broker herein provided are cumulative and are not exclusive of any right or remedies which each may otherwise have.

23. Construction.

This Agreement shall be construed in accordance with the laws of the State of Texas and the obligations of the parties hereto are subject to all federal, state or municipal laws or regulations now or hereafter in force and the regulations of the FCC and all other governmental bodies or authorities presently or hereafter to be constituted. To the extent of conflict between the terms hereof and the terms of the LMA, the terms of this Agreement shall govern to the extent that no breach of Broker’s obligations under the LMA results therefrom. In the event that a conflict between the terms of this Agreement and the LMA would result in a breach of the LMA, the parties shall attempt to effectuate the terms of this Agreement in a manner which permits Broker to fulfill its obligations under this Agreement to the full extent possible without causing a breach of the LMA.

24. Headings.

The headings contained in this Agreement and in the Attachments hereto are included for convenience only and no such heading shall in any way alter the meaning of any provision.

25. Successors and Assigns.

(a) This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective representatives, successors and assigns, but may not be assigned without the consent of the non-assigning party.

(b) Programmer may retain such agents or independent contractors as it deems necessary to assist in the performance of its duties under this Agreement; and such agents and independent contractors will be supervised by and report to Programmer, provided that such agents shall be subject to the ultimate supervision and control of the Company to the extent they perform functions that otherwise would be subject to the ultimate supervision and control of the Company under the LMA if performed by Broker or its agents and independent contractors.

26. Counterpart Signature.

This Agreement may be signed in one or more counterparts, each of which shall be deemed a duplicate original, binding on the parties hereto notwithstanding that the parties are not signatory to the original or the same counterpart.

27. Notices.

Any notice required hereunder shall be in writing and any payment, notice or other communications shall be deemed given when delivered personally, or mailed by certified mail with return receipt requested or by Federal Express, postage prepaid, and addressed as follows:

If to Broker:

Roel Campos, Esq.
El Dorado Communications
1980 Post Oak Boulevard, Suite 1500
Houston, TX 77058
Phone: (713) 968-4500
Fax: (713) 968-4518

Copy (which shall not, by itself, constitute notice) to:

Lawrence Roberts, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C. 20005
Phone: (202) 371-7040
Fax: (202) 393-5760

If to Programmer:

Mr. Lenard D. Liberman
Executive Vice President
Liberman Broadcasting Inc.
1845 Empire Avenue
Burbank, California 91504
Phone: BOTH (818) 563-5722 and (281) 493-2900
Fax: BOTH (818) 558-4244 and (281) 759-3963

Copy (which shall not, by itself, constitute notice) to:

Joseph K. Kim, Esq.
O’Melveny & Myers LLP
400 South Hope Street, 15th Floor
Los Angeles, California 90071
Phone: (213) 430-6000
Fax: (213) 430-6407

28. Entire Agreement.

This Agreement embodies the entire agreement between the parties and there are no other agreements, representations, warranties, or understandings, oral or written, between them with respect to the subject matter thereof. No alteration, modification or change of this Agreement shall be valid unless by like written instrument.

29. Savings Clause.

If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable, and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable. This Agreement shall then be construed and enforced as so modified.

30. No Partnership Or Joint Venture Created.

Nothing in this Agreement shall be construed to make Programmer and Broker partners or joint venturers of the other. Neither party hereto shall have the right to bind the other to transact any business in the other’s name or on its behalf, in any form or manner or to make any promises or representations on behalf of the other.

31. Specific Performance.

Broker acknowledges and agrees that a breach of any of its obligations contained in this Agreement will cause irreparable injury to Programmer, and that Programmer has no adequate remedy at law in respect of such breach, and therefore agrees that the obligations of Broker shall be specifically enforceable against Broker.

32. Arbitration.

Any disputes arising under this Agreement or any of the agreements contemplated herein and out of the relationship among the parties, will be submitted to binding arbitration in the manner specified in Section 11.6 of the AM Asset Purchase Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Dated: April 5, 2002	EL DORADO COMMUNICATIONS, INC.

	By:	/s/ ROEL C. CAMPOS

Dated: April 5, 2002	LIBERMAN BROADCASTING OF HOUSTON, INC.

	By:	/s/ LENARD D. LIBERMAN

TIME BROKERAGE (LOCAL MARKETING) AGREEMENT

ATTACHMENT I
PROGRAMMING

Programmer shall provide radio programs consisting of broadcasts deemed appropriate by Programmer, and regarding which Broker shall consult with Company pursuant to the LMA. Such radio programs are contemplated to be in Spanish, English or Tejano. Programmer shall continue to use the name “La Ranchera” on KEYH(AM) in a manner similar to its prior use by Broker.

Broker shall keep confidential all information provided by Programmer with respect to Programmer’s selection of a format for the Station; provided, however, that Broker shall be permitted to disclose such plans to Company to the extent that Broker is required to consult with Company regarding the format of the Station pursuant to the LMA; provided, further, that Broker shall be entitled to provide such information to its directors, officers and attorneys, in each case, on a need to know basis and only after apprising such parties of the requirement to maintain the confidentiality of the information. Broker shall be responsible for the failure of such parties, other than Company, to maintain the confidentiality of such information in accordance with the first sentence of this paragraph. Broker shall use its best efforts to cause Company to maintain the confidentiality of information provided by Broker to Company pursuant to the consultation requirement referenced above.

Except as Broker and Programmer may agree in writing, Broker and Programmer shall keep confidential the execution and terms of this Agreement for a period of fifteen (15) days from the date of this Agreement or such longer period as the parties may agree upon in writing; provided, however, that each party shall be entitled to provide such information to its respective directors, officers, employees, lenders and attorneys (“Related Parties”), in each case, on a need to know basis. Each party shall be responsible for the failure of its respective Related Parties to maintain the confidentiality of such information in accordance with the first sentence of this paragraph.

TIME BROKERAGE (LOCAL MARKETING) AGREEMENT

ATTACHMENT II
PAYMENTS FROM PROGRAMMER

1. Monthly Payment.

The monthly payment for the duration of the Agreement shall be $37,000.

2. Preemption Rate.

Any preemption except those permitted pursuant to Section 1(b), 10 and 12 of the Agreement, will reduce the monthly amount due by the larger of either (i) loss of broadcast revenue to the Programmer from the preemption; or (ii) the monthly payment divided by the monthly number of broadcast hours, times the number of hours preempted.

TIME BROKERAGE (LOCAL MARKETING) AGREEMENT

ATTACHMENT III
PROGRAMMING STANDARDS

Programmer agrees to cooperate with Broker in the broadcasting of programs of the highest possible standard of excellence and for this purpose to observe the following regulations in the preparation, writing and broadcasting of its programs.

I. Respectful of Faiths.

The subject of religion and references to particular faiths, tenets, and customs shall be treated with respect at all times.

II. No Denominational Attacks.

Programs shall not be used as a medium for attack on any faith, denomination, or sect or upon any individual or organization.

III. Controversial Issues.

Any discussion of controversial issues of public importance shall be reasonably balanced with the presentation of contrasting viewpoints in the course of overall programming; no attacks on the honesty, integrity, or like personal qualities of any person or group of persons shall be made during discussion of controversial issues of public importance; and during the course of political campaigns, programs are not to be used as a forum for editorializing about individual candidates. If such events occur, Company may require that responsive programming be aired.

IV. Donation Solicitation.

Requests for donations in the form of a specific amount, for example, $1.00 to $5.00, shall not be made if there is any suggestion that such donation will result in miracles, cures or prosperity. However, statements generally requesting donations to support the broadcast or church are permitted.

V. [Reserved.]

VI. No Ministerial Solicitations.

No invitations by the minister or other individual appearing on the program to have listeners come and visit him or her for consultation or the like shall be made if such invitation implies that the listeners will receive consideration, monetary gain, or cures for illness.

VII. No Vending of Miracles.

Any exhortation to listeners to bring money to a church affair or service is prohibited if the exhortation, affair, or service contains any suggestion that miracles, cures, or prosperity will result.

VIII. Sale of Religious Artifacts.

The offering for sale of religious artifacts or other items for which listeners would send money is prohibited unless such items are readily available in ordinary commerce or are clearly being sold for legitimate fund-raising purposes.

IX. No Miracle Solicitation.

Any invitations to listeners to meet at places other than the church and/or to attend other than regular services of the church is prohibited if the invitation, meeting, or service contains any claims that miracles, cures, or prosperity will result.

X. No Claims of Undocumented Miracles.

Any claims of miracles or cures not documented in biblical scripture and quoted in context are prohibited; e.g., this prohibits the minister and/or other individual appearing on the program from personally claiming any cures or miracles and also prohibits the presentation of any testimonials regarding such claims either in person or in writing.

XI. No Plugola or Payola.

The mention of any business activity or “plug” for any commercial, professional, or other related endeavor, except where contained in an actual commercial message of a sponsor, is prohibited.

XII. No Lotteries.

Announcements giving any information about lotteries or games prohibited by federal or state law or regulation are prohibited. This prohibition includes announcements with respect to bingo parties and the like which are to be held by a local church, if such announcements are prohibited under Texas or Federal law.

XIII. No “Dream Books”.

References to “dream books,” the “straight line,” or other or indirect descriptions or solicitations relative to the “numbers game,” or the “policy game,” or any other form of gambling are prohibited.

XIV. No Numbers Games.

References to chapter and verse numbers, paragraph numbers, or song numbers, which involve three digits should be avoided and, when used, must relate to the overall theme of the program.

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XV. Election Procedures.

Any qualified political candidate will have access to the Station at the rate prescribed by Company consistent with the Communications Act and the rules, regulations, and policies of the FCC. Programmer shall consult with Broker and Company as necessary to insure compliance with regulations as to political advertising rates.

XVI. Required Announcements.

Programmer shall broadcast (i) an announcement in a form satisfactory to Company at the beginning of each hour to identify the Station, (ii) an announcement, if required by the rules or policies of the Federal Communications Commission to indicate that program time has been purchased by Programmer, and (iii) any other announcement that may be required by law, regulation, or Station policy.

XVII. Credit Terms Advertising.

Pursuant to rules of the Federal Trade Commission, no advertising of credit terms shall be made over the Station beyond mention of the fact that, if desired, credit terms are available.

XVIII. Commercial Record Keeping.

Programmer shall not receive any consideration in money, goods, services, or otherwise, directly or indirectly (including to relatives) from any person or company for the presentation of any programming over the Station without reporting the same in advance to and receiving the prior written consent of Company’s general manager. No commercial messages (“plugs”) or undue references shall be made in programming presented over the Station to any business venture, profit making activity, or other interest (other than noncommercial announcements for bonafide charities, church activities, or other public service activities) in which Programmer (or anyone else) is directly or indirectly interested without the same having been approved in advance by Company’s general manager and such broadcast being announced and logged and sponsored.

XIX. No Illegal Announcements.

No announcements or promotion prohibited by federal or state law or regulation of any lottery or game shall be made over the Station. Any game, contest, or promotion relating to or to be presented over the Station must be fully stated and explained in advance to Company, which reserves the right in its sole discretion to reject any game, contest or promotion.

XX. Licensee Discretion Paramount.

In accordance with the licensee’s responsibility under the Communications Act of 1934, as amended, and the Rules and Regulations of the Federal Communications Commission, Programmer acknowledges that under the LMA the Company reserves the right to reject or terminate any advertising proposed to be presented or being presented over the Station which is

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in conflict with Station policy or which in Company’s or its general manager’s sole judgment would not serve the public interest.

XXI. Programming Prohibitions.

Programmer shall not knowingly broadcast any of the following programs or announcements.

A. False Claims. False or unwarranted claims for any product or service.

B. Unfair Imitation. Infringements of another advertiser’s rights through plagiarism or unfair imitation of either program idea or copy, or any other unfair competition.

C. Profanity. Any programs or announcements that are slanderous, obscene, profane, vulgar, repulsive or offensive, either in theme or treatment.

D. Unauthenticated Testimonials. Any testimonials which cannot be authenticated.

E. Descriptions of Bodily Functions. Any statement which describes in a repellant manner internal bodily functions and no reference to matters which are not considered acceptable topics in social groups.

F. Conflict Advertising. Any advertising matter or announcement which may, in the reasonable judgment of Company, be injurious or prejudicial to the interests of the public or the Station.

In any case where questions of policy or interpretation arise, Programmer should submit the same to Company for decision before making any commitments in connection therewith.

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TIME BROKERAGE (LOCAL MARKETING) AGREEMENT

ATTACHMENT IV
AFFIDAVIT RE PAYOLA

State of                                                              )

                                                                           ) ss.

County of                                                          )

ANTI-PAYOLA/PLUGOLA AFFIDAVIT

                                                         , being duly sworn, deposes and says as follows:

1. He                                          is for LBI Broadcasting of Houston, Inc.
(position)

(“Programmer”)

2. No matter has been broadcast by station KEYH-AM (“Station”) for which service, money or other valuable consideration has been directly or indirectly paid, or promised to, or charged, or accepted, by me from any person, which matter at the time so broadcast has not been announced or otherwise indicated as paid for or furnished by such person.

3. So far as I am aware, no matter has been provided for broadcast by Station for which service, money, or other valuable consideration has been directly or indirectly paid, or promised to, or charged, or accepted by Station or by any independent contractor engaged by the Programmer in furnishing programs, from any person, which matter at the time so broadcast has not been announced or otherwise indicated as paid for or furnished by such person.

4. In the future, I will not pay, promise to pay, request, or receive any service, money, or any other valuable consideration, direct or indirect, from a third party, in exchange for the influencing of, or the attempt to influence, the preparation or presentation of broadcast matter on Station.

5. Nothing contained herein is intended to, or shall, prohibit acceptance or receipt of anything with the express knowledge and approval of Company, but henceforth any such approval must be given in writing by someone expressly authorized to give such approval.

6. Except as reflected in Paragraph 7, neither myself, nor my spouse or our immediate families have any present direct or indirect ownership interest in any entity engaged in the following business or activities (other than an investment in a corporation whose stock is publicly held), serves as an officer or director of, whether with or without compensation, or serves as an employee of, any person, firm or corporation engaged in:

a. The publishing of music;

b. The production, distribution (including wholesale and retail sales outlet), manufacture or exploitation of music, films, tapes, recordings or electrical transcriptions of any program material intended for radio broadcast use;

c. The exploitation, promotion, or management of persons rendering artistic, production and/or other services in the entertainment field;

d. The ownership or operation of one or more radio or television stations;

e. The wholesale or retail sale of records intended for public purchase;

f. Advertising on the Station, or any other station owned by its licensee (excluding nominal stockholdings in publicly owned companies).

7. The facts and circumstances relation to such interests are as follows: Shareholder, officer and director of Programmer, licensee of stations              (AM), and              (FM).

Affiant

Subscribed and sworn to before me
this              day of             , 20            .

Notary Public
My Commission Expires:

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